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                                                                    Exhibit 4.52

                      LOCKBOX SERVICES AGREEMENT


     This Agreement is entered into as of June 30, 1999 among D.L. Peterson Trust (the "Trust"), a Delaware statutory business trust, PHH Vehicle Management Services LLC, in its capacity a servicer of the Trust ("the Servicer"), and Bank of America National Trust and Savings Association (the "Bank") with respect to the following:

     A. The Trust is the beneficial owner and the Servicer is the nominee holder of the Accounts (as defined below) and in the checks and other payment instruments ("Checks") mailed to the United States Post Office Addresses #___________________, #____________________ and #__________________
("Lockbox Addresses"); provided, however, that the Servicer acknowledges that it has no interest in any amounts from time to time deposited in the Accounts and is the nominee holder of the Accounts solely as servicer under the LLC, Raven Funding LLC and the Trust.

     B. The Servicer, the Trust and the Bank are entering into this Agreement to provide for the disposition of net proceeds of Checks deposited in accounts #__________________, #______________________ and #________________
with the Bank (the "Accounts").

     C. The Trust was previously a Maryland common law trust (the "Previous Trust") with The First National Bank of Maryland as trustee and was a party to the Three Party Agreement Relating to Lockbox Services, dated as of February 3, 1999, among PHH Vehicle Management Services LLC, The First National Bank of Maryland, as trustee to the Previous Trust, and the Bank. The Trust is successor in interest to the Previous Trust.

     Accordingly, the Servicer, the Trust and the Bank agree as follows:

     Section 1.  The Bank is hereby authorized:

     (a) to perform the Lockbox Service and to follow its usual operating procedures for the handling of any Checks, in accordance with the Standard Terms and Conditions attached hereto as Exhibit A and incorporated herein, except as modified by this Agreement;

     (b)     to charge the Accounts for all returned Checks;

     (c) to follow its usual procedures in the event the Lockbox Addresses, the Accounts or any Check should be or become the subject of any writ, levy, order or other similar judicial or regulatory order or process; and

     (d) to administer all collected and available balances in the Accounts pursuant to the instructions of the Trust. The Trust will give Bank sufficient advance notice of any change in the instructions for Bank to act upon such changes.

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     Section 2. (a) If the balances in the Accounts are not sufficient to pay to the Bank for any returned Check, the Trust Agrees to pay the Bank solely out of the assets of the Trust on demand any amounts received by the Trust with respect to such returned Check.

     (b) The Servicer agrees to pay the Bank on demand for any fees or charges due the Bank in connection with the Lockbox Service or this Agreement. The Servicer will have breached this Agreement if it has not paid the Bank within 30 days after the demand, the amount due the Bank.

     (c) The Servicer hereby authorizes the Bank, without prior notice, from time to time to debit any other account the Servicer may have with the Bank for the amount or amounts due the Bank under subsection 2(b).

     (d) The Bank agrees it shall not exercise any right of offset, counterclaim, banker's lien, security interest or other right or claim against the Accounts, except as permitted under Section 1(b) of this Agreement.

     Section 3. Termination of this Agreement shall be as follows:

     (a) The Bank may terminate this Agreement upon 30 days' prior written notice to the Servicer and the Trust. The Trust may terminate this Agreement upon 30 days' prior written notice to the Servicer and the Bank. The
Servicer may not terminate this Agreement or the Lockbox Service except with the written consent of the Trust and upon 30 days' prior written notice to the Bank and the Trust.

     (b) Notwithstanding subsection 3(a), the Bank may terminate this Agreement at any time by written notice to the Servicer and the Trust if either the Servicer or the Trust breaches any of the terms of this Agreement. Upon any such termination, Bank shall transfer all remaining balances in the Accounts to an account designated by the Trust and the Accounts will be closed.

     (c) Notwithstanding subsection 3(a), the Bank may also terminate this Agreement at any time if the Servicer (i) breaches any other agreement with the Bank or any agreement involving the borrowing of money or extension of credit; (ii) liquidates, dissolves, merges with or into or consolidates with another entity (PROVIDED HOWEVER, that the Servicer (by merger or otherwise) may reincorporate in another state or convert from a limited liability company to a corporation or a substantially similar entity) or sells, leases or disposes of a substantial portion of its business or assets;
(iii) terminates its business, fails generally or admits in writing its inability to pay its debts as they become due; any bankruptcy, reorganization, arrangement, insolvency, dissolution or similar proceeding is instituted with respect to the Servicer; the Servicer makes any assignment for the benefit of creditors or enters into any composition with creditors or takes any action in furtherance of any of the foregoing; or(iv) any material adverse change occurs in the Servicer's financial condition, results of operations or ability to perform its obligations under this Agreement, the Servicer shall promptly give written notice to the Bank of the occurrence of any of the foregoing events as it applies to it. Upon any such termination,

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the Bank shall transfer all remaining balances in Accounts to an account designated by the Trust and the Accounts will be closed.

     Section 4. (a) The Bank will not be liable to the Servicer or the Trust for any expense, claim, loss, damage or cost("Damages") arising out of or relating to its performance under this Agreement other than those Damages which result directly from its acts or omissions constituting negligence or willful misconduct by the Bank or any of its employees or agents.

     (b) In no event will the Bank be liable for any special indirect, exemplary or consequential damages, including but not limited to lost profits.

     (c) The Bank will be excused from failing to act or delay in acting, and no such failure or delay shall constitute a breach of this Agreement or otherwise give rise to any liability of the Bank, if (i) such failure or delay is caused by circumstances beyond the Bank's reasonable control, including but not limited to legal constraint, emergency conditions, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities, equipment failure, or act, negligence or default of the Servicer or the Trust or (ii) such failure or delay resulted from the Bank's reasonable belief that the action would have violated any guideline, rule or regulation of any governmental authority.

     Section 5. The Servicer shall indemnify the Bank against, and hold it harmless from, any and liabilities, claims, costs, expenses and damages of any nature (including but not limited to allocated costs of staff counsel, other reasonable attorney's fees and any fees and expenses incurred in enforcing this Agreement) in any way arising out of or relating to disputes or legal actions concerning the Bank's provision of the Lockbox Service, this Agreement, any Check or the Lockbox Addresses. This section does not apply to any cost or damage attributable to the gross negligence or intentional misconduct of the Bank, its employees or agents. The Servicer's obligations under this Section shall survive termination of this Agreement.

     Section 6. (a) The Servicer and the Trust each represent and warrant to the Bank that (i) this Agreement constitutes it duly authorized, legal, valid, binding and enforceable obligation; (ii) the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereunder will not (A) constitute or result in a breach of its certificate of formation or certificate of trust, as applicable, or the provisions of any material contract to which it is a party or by which it is bound or (B) result in the violation of any law, regulation, judgment, decree or governmental order applicable to it; an (iii) all approvals and authorizations required to permit the execution, delivery, performance and consummation of this Agreement and the transaction contemplated hereunder have been obtained.

     (b) The Servicer and the Trust each agree that it shall be deemed to make and renew each representation and warrant in subsection 6(a) on and as of each day on which it uses the Lockbox Service.

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     Section 7.  The Servicer agrees that it will not permit the Accounts to become subject to any other pledge, assignment, lien, charge or encumbrance of any kind nature of description, other than Trust's beneficial ownership interest referred to herein.

     Section 8. The Trust acknowledges and agrees that Bank has the right to charge the Accounts from time to time, as set forth in Section 1(b) of this Agreement.

     Section 9. (a) Each business day, the Bank will send any Checks not processed in accordance with the set-up documents as well as any other materials, such as invoices, received at the Lockbox Address plus information regarding the deposit for the day to the address specified below for the Servicer with a copy of the deposit advice to the address specified below for the Trust.

     (b) In addition to the original Bank statement which will be provided to the Trust, the Bank will provide the Servicer with a duplicate statement.

     Section 10. The Servicer agrees to pay to the Bank, upon receipt of the Bank's invoice, all costs, expenses and attorney's fees (including allocated costs for in-house legal services) incurred by the Bank in connection with the enforcement of this Agreement any instrument or agreement required hereunder, including but not limited to any such costs, expenses and fees arising out of the resolution of any conflict, dispute, motion regarding entitlement to right or rights of action, or other action to enforce the Bank's rights in a case arising under Title 11, United States Code, the Servicer agrees to pay the Bank, upon receipt of the Bank's invoice, all costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by the Bank in the preparation and administration of this Agreement (including any amendments hereto or instruments or agreements required hereunder).

     Section 11. As of the date of deliver of this Agreement, the Bank represents that, to the best of its knowledge, it has not received any notice of any claim, lien, security interest or other encumbrance relating to the Accounts as of the date of this Agreement. Additionally, the Bank hereby represents that no security interest relating to the Accounts has been created in the Bank's favor. The Bank shall, to the extent permitted by law, give the Trust and the Servicer prompt notice if the Accounts shall become subject to any writ, judgment, warrant of attachment, execution or similar process.

     Section 12. The Bank, in its capacity under the Agreement, agrees that it will not institute against, or join any other person in instituting against, the Trust any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law.

     Section 13. Notwithstanding any of the other provisions in this Agreement, in the event of the commencement of a case pursuant to Title 11, United States Code, filed by or against the Servicer, or in the event of the commencement of any similar case under then applicable federal or state law providing for the relief of debtors or the protection of creditors by or against the Servicer, the Bank may act as the Bank deems necessary to comply with all applicable

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provisions of governing statutes and shall be held harmless from any claim of any of the parties for so doing.

     Section 14. This Agreement may be amended from time to time by a written amendment duly executed and delivered by the Trust, the Servicer and the Bank.

     Section 15. This Agreement may be executed in counterparts; all such counterparts shall constitute but one and the same agreement.

     Section 16. Any written notice or other written communication to be given under this Agreement shall be addressed to each party at its address set forth on the signature page of this Agreement or to such other address as a party may specify in writing. Except as otherwise expressly provided herein, any such notice shall be effective upon receipt.

     Section 17. This Agreement controls in the event of any conflict between this Agreement and any other document or written or oral statement. This Agreement supersedes all prior understandings, writings, proposals, representations and communications, oral or written, of any party relating to the subject matter hereof.

     Section 18. Neither the Servicer nor the Trust may assign any of its rights under this Agreement without the prior written consent of the Bank.

     Section 19. Nothing contained in the Agreement shall create any agency, fiduciary, joint venture or partnership relationship between the Servicer, the Trust and the Bank.

     Section 20. This Agreement shall be governed by the laws of the State of Illinois.

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     In witness whereof, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.

PHH VEHICLE MANAGEMENT                   Address for notices:
     SERVICES LLC
                                         PHH Vehicle Management Services LLC
                                         900 Old Country Road
By:_______________________________       Garden City, New York
   Name:                                 Attn:  General Counsel
   Title:                                Fax:  516-222-3751

                                         With a copy to:

                                         PHH Vehicle Management Services LLC
                                         307 International Circle
                                         Mail Code - CP
                                         Hunt Valley, Maryland 21030-1337
                                         Attn:  General Counsel
                                         Fax:  410-771-2530

D.L. PETERSON TRUST                      Address for notices:
   BY: WILMINGTON TRUST COMPANY, NOT IN
   ITS INDIVIDUAL CAPACITY BUT SOLELY AS Wilmington Trust Company
   TRUSTEE                               1100 North Market Street
                                         Wilmington, DE 19898-0001
                                         Attn:  Corporate Trust Administration
By:_______________________________       Fax:  302-651-1576
   Name:
   Title:

BANK OF AMERICA NATIONAL TRUST           Address for notices:
   AND SAVINGS ASSOCIATION
                                         Bank of America
                                         Documentation Management
By:________________________________      1850 Gateway Blvd., Room #4856
   Name:                                 Concord, CA  94520-3282
   Title:                                Fax:  925-675-7131